Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2020 Results

Lakewood, Colorado, August 6, 2020. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2020 ended June 30, 2020 and revised its outlook for fiscal 2020.

Highlights for Third Quarter Fiscal 2020 Compared to Third Quarter Fiscal 2019

●	Net sales increased 18.1% to $265.1 million;
●	Daily average comparable store sales increased 15.5%;
●	Operating income increased 74.3% to $6.7 million;
●	Net income increased 134.8% to $4.7 million with diluted earnings per share of $0.21;
●	EBITDA increased 32.2% to $14.6 million;
●	Opened two new stores, resulting in a 4.6% new store growth rate for the twelve-month period ended June 30, 2020; and
●	The Board of Directors has declared a quarterly dividend of $0.07 per common share.

“We generated another quarter of very strong results with daily average comparable store sales increasing 15.5% and net sales increasing 18.1%, which continues to reflect the ongoing impact of the COVID-19 pandemic and government mandates, and the related growth of eating at home. We are pleased that our loyal customers continue to have confidence that we are there to support them, ensure their safety within our stores with robust safety measures and provide the highest quality, healthy foods at always affordable prices,” said Kemper Isely, Co-President. “We are truly appreciative of the incredible ongoing commitment of our good4uSM Crew members to serve the needs of our communities and customers. As we continue to operate in a new environment, we are leveraging our 65-year history of exceptional service and commitment to natural and organic products, which is evident in the strong consumer demand. Our priorities are the safety of our crew and customers, providing the highest quality products that meet our strict standards and giving back to our communities. I am proud of the organization’s ability to respond to a multitude of challenges, including evolving safety measures, supply chain effectiveness and supporting our customers during these unprecedented times.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter of fiscal 2020 and 2019 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2020 Compared to Third Quarter Fiscal 2019

During the third quarter of fiscal 2020, net sales increased $40.7 million, or 18.1%, to $265.1 million compared to the same period in fiscal 2019, driven by a $34.7 million increase in comparable store sales and a $6.0 million increase in new store sales. Daily average comparable store sales increased 15.5% in the third quarter of fiscal 2020 compared to a 2.4% increase in the third quarter of fiscal 2019. The daily average comparable store sales increase during the third quarter of fiscal 2020 reflected a 31.5% increase in daily average transaction size, partially offset by a 12.2% decrease in daily average transaction count. During the quarter, customers reduced their frequency of shopping trips as a result of social distancing practices, but increased their overall basket size per shopping trip. Daily average mature store sales increased 12.5% in the third quarter of fiscal 2020 compared to a 1.7% increase in the third quarter of fiscal 2019. The increase in comparable store sales during the three months ended June 30, 2020 was primarily driven by increased net sales in the quarter as a result of our customers’ response to the COVID-19 pandemic and government mandates. Also contributing to the increase in comparable store sales during the quarter ended June 30, 2020 were marketing initiatives, a moderated level of promotional pricing and increased membership in and usage of the {N}power® customer loyalty program. For fiscal 2020, mature stores include all stores open during or before fiscal 2015.

Gross profit increased $14.0 million, or 23.9%, to $72.4 million for the three months ended June 30, 2020 compared to $58.4 million for the three months ended June 30, 2019. Gross profit reflects earnings after both product and occupancy costs. Gross margin increased to 27.3% for the three months ended June 30, 2020 compared to 26.0% for the three months ended June 30, 2019. The increase in gross margin for the three months ended June 30, 2020 was primarily driven by a decrease in store occupancy expense, as a percentage of sales, and an improved product margin.

Store expenses during the third quarter of fiscal 2020 increased 21.0% compared to the same period in fiscal 2019 to $58.6 million. The increase in store expenses during the three months ended June 30, 2020 was primarily driven by increased labor related expenses. Store expenses as a percentage of sales increased to 22.1% during the third quarter of fiscal 2020 compared to 21.6% in the third quarter of fiscal 2019. The increase in store expenses as a percentage of sales was primarily attributable to increases in labor related expenses, partially offset by lower marketing expenses.

Administrative expenses increased 14.5% to $6.8 million during the third quarter of fiscal 2020 compared to $6.0 million for the same period in fiscal 2019. Administrative expenses as a percentage of sales decreased to 2.6% during the third quarter of fiscal 2020 compared 2.7% in the third quarter of fiscal 2019.

Pre-opening and relocation expenses increased $0.1 million to $0.3 million during the third quarter of fiscal 2020 compared to the comparable period in fiscal 2019. This increase was due to the impact of the number and timing of new store openings and relocations. The Company opened two new stores in the third quarter of fiscal 2020 compared to opening no new stores and relocating two stores in the third quarter of fiscal 2019.

Operating income increased 74.3% to $6.7 million during the third quarter of fiscal 2020 compared to the comparable period in fiscal 2019. Operating margin during the third quarter of fiscal 2020 increased to 2.5% compared to 1.7% in the same period in fiscal 2019.

Interest expense during the third quarter of fiscal 2020 was $0.5 million compared to $1.3 million in the prior year period. The lower interest expense primarily reflects a decrease in the number of finance leases (formerly classified as capital and financing leases), as well as a decrease in the average outstanding balance of the Company’s credit facility.

The Company’s effective income tax rate for the third quarter of fiscal 2020 was 24.1% compared to 22.5% for the third quarter of 2019.

Net income for the third quarter of fiscal 2020 was $4.7 million, or $0.21 of diluted earnings per share, compared to net income of $2.0 million, or $0.09 of diluted earnings per share in the third quarter of fiscal 2019.

EBITDA increased 32.2% to $14.6 million in the third quarter of fiscal 2020 compared to $11.0 million in the third quarter of fiscal 2019.

Operating Results — First Nine months of Fiscal 2020 Compared to First Nine months of Fiscal 2019

During the first nine months of fiscal 2020, net sales increased $96.3 million, or 14.2%, to $772.7 million compared to the same period in fiscal 2019, primarily driven by a $81.0 million increase in comparable store sales and a $15.5 million increase in new store sales, partially offset by a $0.2 million decrease in sales from one store that closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 11.6% in the first nine months of fiscal 2020 compared to a 3.6% increase in the first nine months of fiscal 2019. The daily average comparable store sales increase during the first nine months of fiscal 2020 reflected a 15.2% increase in average transaction size, partially offset by a 3.1% decrease in daily average transaction count. During the nine months ended June 30, 2020, customers reduced their frequency of shopping trips as a result of social distancing practices, but increased their overall basket size per shopping trip. Daily average mature store sales increased 9.6% in the first nine months of fiscal 2020 compared to a 2.4% increase in the first nine months of fiscal 2019. The increase in comparable store sales during the nine months ended June 30, 2020 was primarily driven by increased net sales starting in late February 2020 as a result of our customers’ response to the COVID-19 pandemic and government mandates. Also contributing to the increase in comparable store sales during the nine months ending June 30, 2020 were marketing initiatives, promotional pricing campaigns and increased membership in and usage of the {N}power customer loyalty program.

Gross profit during the first nine months of fiscal 2020 increased 17.2% over the same period in fiscal 2019 to $210.7 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 27.3% of sales for the first nine months of fiscal 2020 compared to 26.6% of sales for the first nine months of fiscal 2019. The increase in gross margin was primarily driven by a decrease in store occupancy and shrink expenses, both as a percentage of sales, and an improved product margin.

Store expenses during the first nine months of fiscal 2020 increased $19.2 million, or 13.0%, to $166.9 million. The increase in store expenses during the nine months ended June 30, 2020 was due primarily to increased labor related expenses. Store expenses as a percentage of sales decreased to 21.6% during the first nine months of fiscal 2020 compared to 21.8% in the first nine months of fiscal 2019. The decrease in store expenses as a percentage of sales was primarily driven by leverage on store expenses due to the increased sales volume.

Administrative expenses during the first nine months of fiscal 2020 increased 15.5% to $19.7 million compared to the same period in 2019. Administrative expenses as a percentage of sales were 2.5% during the first nine months of fiscal 2020, consistent with the same period in fiscal 2019.

Pre-opening and relocation expenses increased $0.3 million to $1.4 million during the first nine months of fiscal 2020 compared to the comparable period in fiscal 2019. This increase was due to the impact of the number and timing of new store openings and relocations. During the first nine months of fiscal 2020, the Company opened six new stores compared to opening five new stores and relocating four stores in the first nine months of fiscal 2019.

Operating income increased 62.9% to $22.8 million during the first nine months of fiscal 2020 compared to $14.0 million for the comparable period in fiscal 2019. Operating margin increased 80 basis points to 2.9% compared to 2.1% in the same period in fiscal 2019.

Interest expense during the first nine months of fiscal 2020 decreased $2.2 million compared to the comparable period in fiscal 2019, primarily due to a decrease in the number of finance leases (formerly classified as capital and financing leases), as well as a decrease in the average outstanding balance of the Company’s credit facility.

The Company’s effective income tax rate for the first nine months of fiscal 2020 was approximately 23.3% compared to 21.0% for the nine months ended June 30, 2019.

Net income for the first nine months of fiscal 2020 was $16.3 million, or $0.72 of diluted earnings per share, compared to $8.1 million, or $0.36 of diluted earnings per share, for the first nine months of fiscal 2019.

EBITDA increased 29.4% to $46.3 million in the first nine months of fiscal 2020 compared to $35.8 million in the first nine months of fiscal 2019.

Balance Sheet and Cash Flow

As of June 30, 2020, the Company had $29.9 million in cash and cash equivalents and $48.7 million available for borrowing under its $50 million revolving credit facility, with $1.3 million of letters of credit outstanding.

During the first nine months of fiscal 2020, the Company generated $61.5 million in cash from operations and invested $25.5 million in net capital expenditures, primarily for new stores.

Dividend Announcement

Today, the Company announced the declaration of a cash dividend of $0.07 per common share. The dividend will be paid on September 15, 2020 to all stockholders of record at the close of business on August 31, 2020.

Growth and Development

During the third quarter of fiscal 2020, the Company opened two new stores, ending the quarter with a total store count of 159 stores in 20 states. The Company’s two new store openings during the third quarter of fiscal 2020 compared to opening no new stores and relocating two stores in the third quarter of fiscal 2019, resulting in 4.6% and 3.4% unit growth rates for the twelve month periods ended June 30, 2020 and June 30, 2019, respectively.

As of August 6, 2020, the Company has signed leases for two new stores and has acquired the property for one additional new store; which new stores will be located in Missouri, New Mexico, and Oregon. These new stores are planned to open during fiscal 2020 and beyond.

Fiscal 2020 Outlook

The Company has updated its fiscal 2020 outlook, reflecting year to date results and current trends in light of the rapidly evolving COVID-19 environment and government mandates. The Company cannot predict the duration or severity of the current environment, and how that could impact financial results. The fiscal 2020 outlook does not contemplate significant additional changes to the current operating environment as a result of further COVID-19 developments and government mandates. The Company expects:

Fiscal 2020 Outlook
Number of new stores	7
Number of relocations	1
Daily average comparable store sales growth	11.0% to 13.0%
Net income as a percentage of sales	1.6% to 2.0%
Diluted earnings per share[1]	$0.79 to $0.83

Capital expenditures (in millions)	$28 to $31

1 The adoption of the new lease accounting standard effective October 1, 2019 is expected to result in incremental occupancy expense, which is expected to negatively impact diluted earnings per share by $0.01 to $0.02 for fiscal 2020.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 159 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic and government mandates, the economy, changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2020	2019	2020	2019
Net sales	$265,110	224,411	772,664	676,373
Cost of goods sold and occupancy costs	192,729	165,986	561,936	496,588
Gross profit	72,381	58,425	210,728	179,785
Store expenses	58,577	48,424	166,882	147,722
Administrative expenses	6,818	5,953	19,675	17,029
Pre-opening and relocation expenses	300	213	1,380	1,042
Operating income	6,686	3,835	22,791	13,992
Interest expense, net	(505)	(1,256)	(1,557)	(3,791)
Income before income taxes	6,181	2,579	21,234	10,201
Provision for income taxes	(1,490)	(581)	(4,957)	(2,146)
Net income	$4,691	1,998	16,277	8,055

Net income per common share:
Basic	$0.21	0.09	0.72	0.36
Diluted	$0.21	0.09	0.72	0.36
Weighted average number of shares of common stock outstanding:
Basic	22,510,987	22,438,657	22,491,818	22,412,662
Diluted	22,641,255	22,525,287	22,552,933	22,564,705

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30, 2020	September 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,855	6,214
Accounts receivable, net	5,174	5,059
Merchandise inventory	96,347	96,179
Prepaid expenses and other current assets	4,688	7,728
Total current assets	136,064	115,180
Property and equipment, net	151,927	201,635
Operating lease assets, net	341,848	—
Finance lease assets, net	34,598	—
Deposits and other assets	634	1,638
Goodwill and other intangible assets, net	10,278	8,644
Deferred financing costs, net	34	17
Total assets	$675,383	327,114

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,558	63,162
Accrued expenses	24,467	19,061
Capital and financing lease obligations, current portion	—	1,045
Operating lease obligations, current portion	31,940	—
Finance lease obligations, current portion	2,617	—
Total current liabilities	128,582	83,268
Long-term liabilities:
Capital and financing lease obligations, net of current portion	—	51,475
Operating lease obligations, net of current portion	328,390	—
Finance lease obligations, net of current portion	33,812	—
Revolving credit facility	—	5,692
Deferred income tax liabilities, net	13,969	10,420
Deferred rent	—	11,393
Leasehold incentives	—	7,960
Total long-term liabilities	376,171	86,940
Total liabilities	504,753	170,208

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,524,341 and 22,510,279 shares issued at June 30, 2020 and September 30, 2019, respectively and 22,524,341 and 22,463,057 outstanding at June 30, 2020 and September 30, 2019, respectively	23	23
Additional paid-in capital	56,472	56,319
Retained earnings	114,135	100,923
Common stock in treasury at cost, 0 and 47,222 shares, at June 30, 2020 and September 30, 2019, respectively	—	(359)
Total stockholders’ equity	170,630	156,906
Total liabilities and stockholders’ equity	$675,383	327,114

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2020	2019
Operating activities:
Net income	$16,277	8,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,508	21,783
Gain on disposal of property and equipment	—	(158)
Share-based compensation	751	920
Deferred income tax expense (benefit)	3,283	(1,400)
Non-cash interest expense	9	10
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(115)	782
Merchandise inventory	(169)	(1,864)
Prepaid expenses and other assets	(906)	(430)
Income tax receivable	3,971	(298)
Operating lease asset	22,562	—
(Decrease) increase in:
Operating lease liability	(23,124)	—
Accounts payable	10,005	767
Accrued expenses	5,405	1,352
Deferred compensation	—	(688)
Deferred rent and leasehold incentives	—	(536)
Net cash provided by operating activities	61,457	28,295
Investing activities:
Acquisition of property and equipment	(23,277)	(20,817)
Acquisition of other intangibles	(2,218)	(2,036)
Proceeds from sale of property and equipment	—	833
Proceeds from property insurance settlements	27	32
Net cash used in investing activities	(25,468)	(21,988)
Financing activities:
Borrowings under credit facility	228,900	297,900
Repayments under credit facility	(234,592)	(301,000)
Capital and financing lease obligation payments	—	(566)
Finance lease obligation payments	(1,669)	—
Dividend to shareholders	(4,725)	—
Loan fees paid	(25)	—
Payments on withholding tax for restricted stock unit vesting	(237)	(380)
Net cash used in financing activities	(12,348)	(4,046)
Net increase in cash and cash equivalents	23,641	2,261
Cash and cash equivalents, beginning of period	6,214	9,398
Cash and cash equivalents, end of period	$29,855	11,659
Supplemental disclosures of cash flow information:
Cash paid for interest	$347	603
Cash paid for interest on finance or capital and financing lease obligations, net of capitalized interest of $88 and $117, respectively	1,217	3,169
Income taxes paid	10	4,733
Deferred compensation paid	—	700
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,679	4,408
Property acquired through capital and financing lease obligations	—	9,651
Property acquired through operating lease obligations	8,170	—
Property acquired through finance lease obligations	5,232	—

Non-GAAP financial measures

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2020	2019	2020	2019
Net income	$4,691	1,998	16,277	8,055
Interest expense, net	505	1,256	1,557	3,791
Provision for income taxes	1,490	581	4,957	2,146
Depreciation and amortization	7,913	7,207	23,508	21,783
EBITDA	$14,599	11,042	46,299	35,775

EBITDA increased 32.2% to $14.6 million in the three months ended June 30, 2020 compared to $11.0 million for the three months ended June 30, 2019. EBITDA increased 29.4% to $46.3 million in the nine months ended June 30, 2020 compared to $35.8 million for the nine months ended June 30, 2019. The increase in EBITDA was primarily driven by the significant growth in net income resulting from the increase in net sales as a result of the COVID-19 pandemic and government mandates. EBITDA as a percentage of sales was 5.5% and 4.9% in the three months ended June 30, 2020 and 2019, respectively. EBITDA as a percentage of sales was 6.0% and 5.3% in the nine months ended June 30, 2020 and 2019, respectively. The number of stores with finance leases (previously classified as capital and financing lease obligations) decreased from 22 as of June 30, 2019 to 17 as of June 30, 2020 as a result of our adoption of ASC 842 effective October 1, 2019. Finance leases have a positive impact on EBITDA because they result in lower cost of goods sold and occupancy costs. Conversely, the greater number of stores with operating leases during the nine months ended June 30, 2020, led to higher cost of goods sold and occupancy costs, which negatively impacted both EBITDA and EBITDA as a percentage of sales.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.